                                                                     EXHIBIT 2.1





DATED   16TH SEPTEMBER 1997

     (1)         Micromuse plc

                    - and -

     (2)  Horizon Open Systems (UK) Limited

                    - and -

     (3)  Horizon Computer Services Limited


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                    AGREEMENT
     for the sale of the systems integration
            business of Micromuse plc
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                  Teacher Stern Selby
                   37-41 Bedford Row
                    London WC1R 4JH
                   Tel: 0171 242 3191
                   Fax: 0171 242 1156
                Ref: (alpha) HOR.SOB.DOC

DATED:      16TH SEPTEMBER 1997.

PARTIES:

(1) "Vendor": Micromuse plc (registered no. 2228951) whose registered office is at Disraeli House 90 Putney Bridge Road London SW18 IDA

(2) "Purchaser": Horizon Open Systems (UK) Limited (registered no. 3084069) whose registered office is at Unit 1 Wallbrook Business Centre Green Lane Hounslow Middlesex TW4 6NW

(3) "Guarantor": Horizon Computer Services Limited (registered no. 133211) whose registered office is at Lower Glanmire Road Cork Eire

OPERATIVE PROVISIONS:

1.   Definitions

1.1 In this Agreement including the Schedules and the Appendices the following words and expressions have the following meanings unless they are inconsistent with the context;-

     "Agreed Bundle"
     the bundle of documents attached hereto in the Agreed Form

     "Agreed Form"
     the form agreed between the Vendor and the Purchaser on or prior to the Effective Date and initialled for the purposes of identification by their respective duly authorised representatives

     "Assets"
     the property assets and rights of the Business to be purchased by the Purchaser as described in clause 2.1

     "Auditors' Statement"
     the statement to be prepared by the Purchaser's auditors in accordance with clause 8.2

     "Book Debts"
     the trade debts owed to the Vendor at the Effective Date in connection with the Business in respect of which invoices have been validly issued and submitted by the Vendor prior to the Effective Date

     "Business"
     the systems integration business as carried on by the Vendor at the Effective Date including without limitation the sale and supply of the products from the companies listed in Appendix 6 and all related and ancillary products consultancy and other services and training other than the Netcool products and services sold and supplied by the Vendor as at the Effective Date

"Business Day"
a day on which banks in London are open for the transaction of all classes of business (not being Saturday or Sunday)

"Completion"
completion of the sale and purchase of the Business in accordance with the provisions of clause 7

"Consideration"
the total consideration payable pursuant to this Agreement as referred to in clause 3.1

"Contracts"
the Customer Contracts the Maintenance Contracts the Multi Year Maintenance Contracts and the Supply Contracts

"Creditors"
all and any amounts owed by the Vendor in connection with the Business to or in respect of trade creditors and accrued charges trade bills payable and other creditors in connection with the Business at the Effective Date but not including liabilities for VAT or taxation on profits or chargeable gains

"Customer Contracts"
all the current contracts agreements and arrangements of and orders placed with the Vendor for the supply of goods and/or services to customers of the Business as listed in Appendix I

"Customer Lists"
the lists of customers and agents of the Business at any time during the period from 1st October 1995 to the Effective Date being print outs (in paper or electronic form) from the Vendor's accounts NOTES Contact and Helpdesk databases and such other files and records of customers agents and suppliers relating to the Business and all information relating to the marketing of the Business but excluding books and records of the Vendor relating exclusively to the Excluded Assets in each case as are in the possession of the Vendor or are capable of being called for by the Vendor

"Deferred Consideration"
the sum of $250,000 (two hundred and fifty thousand US dollars)

"Disclosures"
the disclosures set out in a disclosure letter of today's date from the Vendor to the Purchaser relating to the Warranties

"Effective Date"
the close of business on the date of this Agreement

"Excluded Assets"

all assets relating to the Business (or otherwise) not specified in the Assets such exclusion including without limitation:

(a) (subject to the provisions of clause 5) cash in hand or at the bank
(b) (subject to the provisions of clause 5) the Book Debts
(c) the Property
(d) all stock and fixed assets belonging to the Vendor and whether or not previously utilized in relation to the Business
(e) the Vendor's customer magazine "Complexity" and all and any rights therein
(f) all and any rights in or to the Company's Help Desk and NOTES Contact database software
(g) all intellectual property rights (of whatsoever nature) in or relating to Netcool

"Excluded Employees"
the employees of the Vendor employed in the Business named in part 2 of Appendix 4 and all other employees of the Vendor whether employed in the Business or otherwise including without limitation all former existing and future employees of the Vendor but excluding the Transferring Employees

"Further Consideration"
the sum of $250,000 (two hundred and fifty thousand US dollars)

"Goodwill"
the goodwill of the Vendor in relation to the Business together with the exclusive right for the Purchaser or its assignee to represent itself as carrying on the Business in succession to the Vendor but for the avoidance of doubt excluding the right to use the name "Micromuse" or any derivative thereof other than pursuant to the rights granted by clause 14

"Initial Consideration"
the sum of $500,000 (five hundred thousand US dollars)

"Liabilities"
all and any liabilities of the Business and/or the Vendor in relation to the Business (other than the Creditors) outstanding at the Effective Date

"LSE Contract"
the contract made between the Vendor and the London Stock Exchange (pursuant to invoice number 5569 and customer purchase order RO25431) being one of the Maintenance Contracts

"Maintenance Contracts"
all the current contracts agreements and arrangements (other than the Multi Year Maintenance Contracts) of the Vendor for the supply of maintenance services to customers of the Business as listed in Appendix 3

"Multi Year Maintenance Contracts"
all the current contracts agreements and arrangements of the Vendor for the supply of maintenance services in excess of one year to customers of the Business as listed in part A of Appendix 3

"Option Period"
the period of three months following the Effective Date

"Property"
the third floor mezzanine area of the Vendor's place of business at 90 Putney Bridge Road London SW2 1DA

"Purchaser's Solicitors"
Teacher Stern Selby 37/41 Bedford Row London WC1R 4JH

"Regulations"
the Transfer of Undertakings (Protection of Employment) Regulations 1981

"Supply Contracts"
all the current contracts agreements and arrangements of or orders placed by the Vendor for the supply of goods and/or services from suppliers to the Business as listed in Appendix 2

"Trade Names"
Micromuse Systems Integration and such other name or names as may be agreed by the Vendor and the Purchaser in writing from time to time

"Transferring Employees"
the employees of the Vendor employed in the Business named in part 1 of Appendix 4

"Turnover"
the gross sales turnover of the Purchaser and (if applicable) any wholly owned subsidiary that is registered in England (including for the avoidance of doubt the gross sales turnover of the Business) for the twelve month period immediately following the Effective Date as certified determined or agreed in accordance with clauses 2,1 or 2,3

"VAT"
value added tax

"Vendors Account"
National Westminster Bank plc 153 Putney High Street London SW15 1RX sort code:
60-17-11 Swift NWBKGB2L dollar account: 140/04005414

          "Vendor's Solicitors"

          Cameron McKenna Mitre House 160 Aldersgate London EC1A 4DD

          "Warranties"

          the warranties of the Vendor contained in Schedule 4

          "Warranty Claim"

          any valid claim made by the Purchaser for breach of any of the Warranties in accordance with the provisions of clause 13

1.2 Unless the context otherwise requires any reference to any statutory provision shall be interpreted as including a reference to:-

1.2.1 any statutory amendment modification consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

1.2.2 all statutory instruments or subordinate legislation or orders made pursuant to a statutory provision;

1.2.3 all statutory provisions of which the statutory provision is an amendment modification consolidation or re-enactment; but shall not include any substituted provision.

1.3 Words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include corporations and vice versa.

1.4 Unless otherwise stated a reference to a clause sub-clause or Schedule is a reference to a clause or a sub-clause of or a schedule to this Agreement.

1.5 Clause headings are for ease of reference only and do not affect the construction of this Agreement.

1.6       The Appendices shall form part of this Agreement.

2.        Agreement for sale

2.1 Subject to the terms and conditions of this Agreement the Vendor with full title guarantee shall sell and transfer to the Purchaser which shall purchase and take over as at the Effective Date:-

2.1.1     the Business as a going concern; and

2.1.2 all of the following property assets and rights of the Vendor used in the conduct of the Business:-

          (a)  the Goodwill;

          (b)  the Customer Lists; and

          (c)  the benefit of the Contracts

          but excluding the Excluded Assets.

2.2 Save as expressly provided for in this Agreement the Purchaser shall not assume or be deemed to assume or be responsible for any debt obligation or liability whatsoever incurred or suffered by or on behalf of the Vendor in relation to the Business or the Assets.

3.        Purchase consideration

3.1 The maximum consideration for the sale by the Vendor of the Business and the Assets shall be a sum equal to the aggregate of the Initial Consideration and (if payable in accordance with the provisions of this Agreement) the Deferred Consideration and the Further Consideration and the values attributable to the Goodwill the Customer Lists and the Contracts shall be apportioned as stated in
          Schedule 1.

3.2       The consideration shall be paid as follows:

3.2.1     as to the Initial Consideration in cash at the Effective Date;

3.2.2 as to the Deferred Consideration (if payable) in cash in accordance with clause 8;

3.2.3 as to the Further Consideration (if payable) in cash in accordance with clause 9.

3.3       The Consideration shall be exclusive of any applicable VAT.

4.        Debtors

          Where any debtor included in the Book Debts which belongs to the Vendor is a continuing debtor of the Business following the Effective Date the Vendor shall consult with the Purchaser at least 21 days before instituting any legal proceedings for the recovery of the same.

5.        Book Debts Receivables Creditors and Liabilities

5.1.1 As regards Customer Contracts relating to the supply of products the Vendor shall be entitled to all revenues in relation to such Customer Contracts in respect of which the "ship date" falls on or prior to the Effective Date and the Purchaser shall be entitled to all revenues under such Customer Contracts in respect of which the "ship date" falls after the Effective Date for the avoidance of doubt in each case irrespective of the date upon which any related invoice is issued or submitted.

5.1.2 As regards Customer Contracts relating to the provision of consultancy services and in respect of which an invoice has not been issued or submitted on or prior to the Effective Date all revenues in relation to such Customer Contracts shall be for the sole account of the Purchaser.

5.1.3 As regards Customer Contracts relating to the provision of training services all revenues in relation to such Customer Contracts where the services thereunder have commenced on or prior to the Effective Date shall be retained by or belong to the Vendor and where training services in relation to such Customer Contracts commence following the Effective Date all revenues shall belong to the Purchaser.

5.2 If the Vendor has issued or submitted any invoices in respect of the provision of consultancy services under any contract on or prior to the Effective Date all revenues in relation to such contracts shall be for the sole account of the Vendor but to the extent that the services thereunder are to be performed after the Effective Date the Vendor shall sub-contract the provision of such services to the Purchaser (which the Purchaser hereby agrees to provide) on so far as possible the same terms (including daily charge out rates).

5.3 Entitlement to proceeds in relation to the Maintenance Contracts and the Multi Year Maintenance Contracts shall be dealt with in accordance with the provisions of Appendix 3.

5.4 All costs relating to Supply Contracts and any other contracts required to be entered into for the supply of products and/or services in relation to the Customer Contracts the Maintenance Contracts and the Multi Year Maintenance Contracts (for which purposes the costs of any supply of consultancy services sourced in-house shall be treated as a third party supply at a cost of Pound Sterling 500 per day) shall be borne by and in proportion to the entitlement of the Purchaser and/or the Vendor (as appropriate) to revenues in relation to such Customer Contracts Maintenance Contracts and Multi Year Maintenance Contracts and in addition the Purchaser shall be responsible for carrying out all telephone support services pursuant to the Maintenance Contracts and the Multi Year Maintenance Contracts and in addition the costs of performing all warranties and/or guarantees relating to the Customer Contracts in relation to the supply of product or as disclosed in the Agreed Bundle.

5.5 To the extent that any payment is made to or received by the Vendor or the Purchaser in respect of a Book Debt an invoice or other monies belonging to or for the account of the other (as appropriate having regard to the provisions of this clause 5) such party shall receive such payment as trustee for and on behalf of the party entitled to such payment and shall account to the other for the same on the Effective Date or if received thereafter within 7 Business Days of receipt by the relevant party.

5.6 Save in relation to the costs which the Purchaser shall be responsible for pursuant to clause 5.4 the Vendor shall promptly discharge the Creditors and Liabilities and shall indemnify the Purchaser fully and effectively at all times from and against all and any claims proceedings demands liabilities and related costs and expenses on a full indemnity basis in connection with any claim that the Liabilities and Creditors are payable by the Purchaser.

6.   Contracts
     ---------

6.1 The Purchaser shall as from the Effective Date perform the obligations of the Vendor under the Contracts insofar as such obligations relate exclusively to the Business in a proper and workmanlike manner and shall indemnify and keep indemnified the Vendor against all claims liabilities demands proceedings and related costs and expenses on a full indemnity basis arising out of the performance or non-performance or as a consequence of such obligations under the Contracts but the Purchaser shall not indemnify the Vendor in respect of anything arising out of the performance or non-performance or as a consequence of a breach on the part of the Vendor its employees agents or sub-contractors prior to the Effective Date.

6.2 The Vendor shall continue to perform the obligations under the Contracts insofar as such obligations relate to the remaining businesses of the Vendor as carried on at the Effective Date in a proper and workmanlike manner and shall indemnify and keep indemnified the Purchaser against all claims liabilities demands proceedings and related costs and expenses on a full indemnity basis arising out of the performance or non-performance or as a consequence of such obligations under the Contracts.

6.3.1 Save in relation to the costs which the Purchaser shall be responsible for pursuant to clause 5.4 the Vendor shall remain liable for and shall indemnify the Purchaser fully and effectively at all times from and against all and any claims losses actions proceedings demands liabilities costs and expenses on a full indemnity basis in respect of any goods and services (or parts thereof) sold or supplied by the Vendor its employees agents or sub-contractors which relate to the Business arising on or prior to the Effective Date.

6.3.2 Upon becoming aware of any such claim pursuant to clause 6.3.1 insofar as the Vendor has conduct of such claim the Vendor will promptly give notice of it to the Purchaser and shall not take any steps which might reasonably be expected to damage the commercial interests of the Purchaser without prior consultation with the Purchaser.

6.4 Insofar as any of the Contracts cannot effectively be assigned to the Purchaser without the consent of a third party or except by an agreement of novation:-

6.4.1 the Vendor and the Purchaser shall use all reasonable endeavors to obtain consent or to procure a novation;

6.4.2 unless and until consent is obtained or such Contracts are novated the Vendor shall hold the same on trust for the Purchaser and the Purchaser shall for its own benefit and to the extent that such Contracts permit perform on behalf of the Vendor (but at the Purchaser's expense) the obligations of the Vendor arising after the Effective Date in relation to such Contracts in accordance with the provisions of clause 6.1.

6.5 If consent or novation is not obtained within a reasonable time period the Vendor will co-operate with the Purchaser in any reasonable arrangements designed to provide for the Purchaser the benefits under such Contracts including by way of the Vendor holding such Contracts on trust for the Purchaser and to the extent that any such arrangements cannot be made the Purchaser shall have no further obligation to the Vendor in respect of any such Contracts from such date.

6.6 In addition to the foregoing but acknowledging that this clause 6.6 shall not have any legal or binding effect of whatsoever nature on the Purchaser the Purchaser hereby agrees to take reasonable steps to deal with the customer queries or problems arising out of contracts or arrangements entered into by the Vendor in relation to the Business prior to the Effective Date (and other than the Contracts) in good faith with a view to dealing with the queries or problems raised by such customers (if any) to their satisfaction.

6.7 Notwithstanding anything else contained in this Agreement the Vendor hereby agrees to continue to perform and be responsible for carrying out all telephone support services pursuant to the LSE Contract until (and including) 12th December 1997 and with effect from 13th December 1997 the Purchaser shall perform and be responsible for such telephone support services and the foregoing provisions shall then apply.

7.    Completion

7.1 The sale and purchase shall be completed at the offices of the Vendor's Solicitors immediately upon the exchange of this Agreement when all the matters set out in this clause 7 shall be affected.

7.2 The Vendor shall deliver to the Purchaser at the Property such of the Assets as are capable of being transferred by delivery.

7.3 The Vendor shall cause to be delivered or (if so requested by the Purchaser) made available to the Purchaser or the Purchaser's Solicitors:-

7.3.1 such documents as are required by the Purchaser's Solicitors to complete the sale and purchase of the Assets and vest title to the Assets in the Purchaser including (but without limitation) an assignment of the Goodwill Customer Lists and Contracts in the Agreed Form;

7.3.2 all its books of account payroll records and information relating to customers and suppliers (including without limitation the Customer Lists a list of purchasers to which outstanding quotations have been given and a list of unfulfilled orders as at the Effective Date) and other books and documents in each case as are in the possession of the Vendor or capable of being called for by the Vendor which relate exclusively to the Business and copies thereof where such books records or information also relate to the remaining business of the Vendor or where the Vendor is required to retain such records by law;

7.3.3 all its instructional and promotional material sales publications advertising materials terms and conditions of sale which relate exclusively to the Business and copies thereof where the same also relate to the remaining business of the Vendor;

7.3.4 a list of sales distributors identifying sales by units and the territory served during the last twelve months and copies of all the current agreements with the distributors;

7.3.5 all records of National Insurance and PAYE relating to all the Transferring Employees duly completed up to the Effective Date and copies thereof where such records also relate to the Excluded Employees;

7.3.6 a letter from the Vendor's bankers consenting to the sale of the Assets and releasing such Assets from any security held (in the Agreed Form) there being no other charges or encumbrances affecting the same;

7.4 In addition to the above on the Effective Date (and by entering into this Agreement) the Vendor and the Purchaser hereby agree to enter into a consultancy agreement (on the terms and conditions set out in Schedule 3).

7.5 Upon completion of the matters referred to above the Purchaser shall pay to the Vendor by way of bankers draft or telegraphic transfer to the Vendor's Account the Initial Consideration.

7.6 The Purchaser shall not be obliged to complete the purchase of the Business or any of the Assets unless the Vendor shall have complied with all of its obligations pursuant to this clause 7.

7.7 The Purchaser may in its absolute discretion waive any requirement contained in clauses 7.2 or 7.3 or may waive any such requirement subject (if agreed at the time) to a condition that the Vendor gives at the Effective Date a written undertaking to the Purchaser executed by the Vendor or on behalf of the Vendor by the Vendor's Solicitors in form and substance as the Purchaser requires. The Vendor shall duly and punctually comply with any such undertaking.

8.        Deferred Consideration

8.1 If (and only if) the Turnover exceeds Pound Sterling 14,000,000 (fourteen million pounds sterling) (the "Condition") then the Vendor shall within five Business Days of the certification agreement or determination of the Turnover in accordance with the following provisions of this clause 8 pay the Deferred Consideration to the Vendor by way of telegraphic transfer to the Vendor's Account. The parties shall establish whether the Condition has been satisfied and accordingly the Deferred Consideration is payable in accordance with the following provisions of this clause 8.

8.2 On the first anniversary of the Effective Date the Purchaser shall instruct its auditors for the time being to prepare as soon as practicable (but in any event no later than 21 days following the first anniversary of the Effective Date) a written statement certifying the Turnover and to deliver a copy of such statement to the Vendor and the Purchaser together with a breakdown of the Turnover on a quarterly basis.

8.3 Within 21 days of the receipt by the Purchaser and the Vendor ("Notice Period") of the Auditors' Statement (time being of the essence for the purposes of this subclause) the Purchaser and the Vendor shall have the opportunity to serve a notice on the other of them stating that such party disagrees with the contents of the Auditors Statement and (by reference to the available information at such time) detailing the nature of such disagreement. Failing service of a notice as aforesaid the Auditors Statement shall be deemed to have been accepted by and (save in the case of manifest error) binding upon the parties hereto.

8.4 If notice is served during the Notice Period by the Vendor or the Purchaser in accordance with clause 8.3 the disputing party shall be entitled to a further period of 21 days ("Further Period") in which to inspect (which inspection in the case of the Vendor may be carried out by accountants instructed by it) such of the Purchaser's books and records as were used in the preparation of the Auditors' Statement provided that access to such books and records shall be subject to the same confidentiality obligations as contained in 15.1.2 of this Agreement.

8.5 The Vendor and the Purchaser shall acting in good faith use all reasonable endeavours to agree within the Further Period the Turnover. If the Vendor and the Purchaser are unable to agree the Turnover within the Further Period such dispute shall be referred for final determination to a firm of chartered accountants nominated jointly by the Vendor and the Purchaser or failing such nomination within 14 days after request by either the Vendor or the Purchaser nominated at the request of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such accountants shall be entitled to call for and inspect the working papers of the Purchaser's auditors and such other documents as they may reasonably consider necessary. In making their determination the accountants shall act as experts and not as arbitrators their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Vendor and the Purchaser in such proportions as the accountants shall determine.

8.6 The Purchaser hereby undertakes and agrees that unless otherwise agreed in writing by the Vendor (such agreement not to be unreasonably withheld or delayed but if being acknowledged that any step or proposed action that has a detrimental effect on the Turnover constitutes reasonable grounds to object) the Purchaser will ensure that until the first anniversary of the Effective Date:-

8.6.1 no material change in the nature of the Purchaser's business or of the Business occurs;

8.6.2 the Purchaser does not transfer all or any material part of its assets or undertaking to any other person company or entity;

8.6.3 the Purchaser will carry on its business as constituted at the Effective Date and the Business in good faith and will not act with the intention of running down the business of the Purchaser or the Business in order to deprive the Vendor the Deferred Consideration;

8.6.4 it shall procure that all future business of a kind currently carried on by the Purchaser as at the Effective Date and by the Vendor in relation to the Business as at the Effective Date shall be channelled through and only through the Purchaser.

8.7 In order that the Vendor may monitor the Turnover the Purchaser shall provide the Vendor within 28 days following the end of each three month period with a copy of the Purchaser's sales reports detailing the turnover of the Purchaser during the relevant period.

8.8 For the avoidance of doubt the Purchaser shall not be entitled to set off or deduct all or any part of the Deferred Consideration on account of any claim purported claim or action by the Purchaser against the Vendor pursuant to this Agreement.

9.     Further Consideration

9.1 The parties acknowledge that the Consideration hereunder has been structured in such a way so as to reflect the level of Warranties as well as the timetable within which the purchase hereunder has been made and in addition by reference to the anticipated future relationship between the parties and in particular the goodwill and co-operation which (subject to the provisions set out below) the Purchaser expects the Vendor to extend to the Purchaser in relation to the Business following the sale hereunder.

9.2 Having regard to the above the Purchaser shall be entitled (but not in any way obliged) at the expiry of the Option Period to pay the Vendor the Further Consideration by telegraphic transfer to the Vendor's Account.

9.3 Whilst the Purchaser shall not be obliged to pay the Further Consideration any failure to pay the Further Consideration to the Vendor at the expiry of the Option Period in accordance with clause 9.2 shall (automatically and without the need to serve any notice) and notwithstanding anything else contained in this Agreement release the Vendor from all and any obligations to perform any services or to assist or co-operate with the Purchaser in any way following expiry of the Option Period save for the provision of consultancy services in accordance with Schedule 3 and except insofar as required in order for the Vendor to comply with its obligations undertakings and restrictions contained this Agreement or with any statutory requirement.

10        Transferring Employees and Excluded Employees

10.1 The Regulations shall govern the transfer of the contracts of employment of the Transferring Employees and the Vendor warrants that it has complied with the provisions of Regulation 10 of the Regulations applicable to it.

10.2 The Vendor shall indemnify the Purchaser fully and effectively at all times against all and any claims losses actions proceedings damages compensation tribunal awards fines demands liabilities costs and expenses on a full indemnity basis which relate to or arise from any act or omission of the Vendor or any event occurrence or circumstance prior to or on the Effective Date and which the Purchaser may incur or suffer in relation to the Transferring Employees and the Excluded Employees pursuant to the Regulations or otherwise including without limitation in connection with any claim for unfair dismissal redundancy sex race or disability discrimination or in connection with any share options (vested or otherwise) granted by the Vendor to the Transferring Employees or the Excluded Employees (whether lapsing or otherwise before or after the Effective Date).

10.3 It is acknowledged by the parties that the employment of the Excluded Employees named in part 2 of Appendix 4 employed in relation to the Business will transfer to the Purchaser by virtue of the Regulations and the Vendor shall indemnify the Purchaser fully and effectively at all times against all and any claims losses actions proceedings damages compensation tribunal awards fines demands liabilities costs and expenses on a full indemnity basis which the Purchaser may suffer or incur whether by virtue of the Regulation or otherwise and which relate to arise from or are as a consequence of the termination of such Excluded Employee's employment by the Vendor or the Purchaser following the Effective Date by way of the Purchaser giving such persons full contractual notice or pay in lieu of notice without deduction of any kind including without limitation in connection with any contractual or statutory claim whether for unfair dismissal redundancy sex race or disability discrimination or otherwise and in connection with any share options (vested or otherwise) granted by the Vendor to the Excluded Employees (whether lapsing or otherwise before or after the Effective Date). If and to the extent that a claim is made against the Purchaser and such claim is covered by the indemnity contained in this clause 10.3 the Vendor shall be entitled by way of service of notice on the Purchaser to call for conduct of such claim in the name of the Purchaser (but subject to consulting with the Purchaser within a reasonable period before any steps are to be taken) and subject further to the Vendor bearing the cost of disputing or (as appropriate) settling any such dispute or claim in addition to the indemnity contained in this clause 10.3.

10.4 The Vendor shall continue to employ Ms Debbie Brown in the remaining business of the Vendor and the Vendor shall indemnify and keep indemnified the Purchaser against all and any claims losses actions proceedings damages compensation tribunal awards fines demands liabilities costs and expenses on a full indemnity basis which the Purchaser may suffer or incur in relation to her employment or its termination at any time whether by virtue of the Regulations or otherwise.

10.5 All salaries and other emoluments including holiday pay tax and national insurance payments relating to the Transferring Employees shall be borne by the Vendor up to and including the Effective Date and by the Purchaser following the Effective Date and all necessary apportionment's shall be made accordingly.

10.6 The Purchaser shall indemnify the Vendor and keep the Vendor indemnified from and against all demands actions proceedings damages compensation tribunal awards fines costs expenses and all other liabilities on a full indemnity basis whatsoever arising out of or connected with any claim by any of the Transferring Employees against the Vendor which relates to any act or omission of the Purchaser (or any other event or occurrence) following the Effective Date.

10.7 The Purchaser shall (at the Vendor's expense) provide to the Vendor as soon as reasonably practicable such information in writing as the Vendor reasonably requires to carry out its duties under Regulation 10 of the Regulations.

11.    VAT

11.1 The Vendor and the Purchaser shall use all reasonable endeavours to procure that the sale of the Business and the Assets hereunder is treated by HM Customs and Excise as a transfer of a business as a going concern for the purposes of the Value Added Tax Act 1994 section 49(1) and article 5 of the Value Added Tax (Special Provisions) Order 1995.

11.2 The Vendor and the Purchaser shall agree a form of letter to be sent by the Vendor to HM Customs and Excise seeking confirmation that the Vendor be permitted to keep and preserve the records referred to in section 49 of the Value Added Tax Act 1994 relating to the period prior to the Effective Date for such period as may be required by law.

11.3 The Vendor shall on reasonable notice during normal business hours make the records referred to in clause 11.2 available to the Purchaser or its agents for inspection and copying at the Purchaser's cost.

12     Title apportionments and facilities

12.1 The Vendor shall at the Purchaser's cost take all necessary steps and co-operate fully with the Purchaser to ensure that it obtains the full benefit of the Business and Assets and shall execute such documents and take such other steps (or procure other necessary parties so to do) as are necessary for vesting in the Purchaser all its rights and interests in the Assets. The Vendor shall in the meantime hold the legal estate in the Assets as nominee for the Purchaser.

12.2 The Vendor shall promptly give to the Purchaser and the Purchaser's Solicitors on request all such evidence of ownership to the Assets as the Purchaser may reasonably require.

12.3 The Purchaser shall at the Vendor's cost on reasonable notice during the Purchaser's hours of business give to the Vendor such access to the books and records relating to the Business which are handed over to the Purchaser on the Effective Date as the Vendor may reasonably require in connection with the collection of any Book Debts which belong to it pursuant to the provisions of clause 5 or otherwise required in order to comply with any statutory obligation.

12.4 The provisions of Schedule 2 shall apply to the licence of the Property in favour of the Purchaser.

12.5 Subject to other provisions of this Agreement all outgoings relating to or payable in respect of the Business up to the Effective Date shall be borne by the Vendor and as from the Effective Date shall be borne by the Purchaser and all royalties and other periodical payments receivable in respect of the Business up to that time shall belong to and be payable to the Vendor and as from that time shall belong to and be payable to the Purchaser and such outgoings and payments receivable shall be apportioned accordingly.

12.6 Where any amounts fall to be apportioned under this Agreement the Vendor or the Purchaser (as the case may be) shall provide the other of them with full details of the apportionments together with supporting vouchers or similar documentation and in the absence of dispute the appropriate payment shall be made by or to the relevant party forthwith. If the amount of any apportionment is in dispute the provisions of clause 8.5 shall apply for resolving the dispute and the amount determined in accordance with that clause shall be paid within 14 days of the determination together with interest calculated on a daily basis from the Effective Date until the date of actual payment at the rate of 2 per cent. per annum above the base rate from time to time of National Westminster Bank plc.

13.  Warranties by the Vendor
     ------------------------

13.1 The Vendor warrants to the Purchaser that save as set out in the Disclosures the Warranties are true and accurate in all material respects at the date of this Agreement.

13.2 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of this Agreement by any investigation made by or on behalf of the Purchaser into the affairs of the Vendor by the Purchaser rescinding or failing to rescind this Agreement or by any other event or matter whatsoever except a specific and duly authorised written waiver or release.

13.3 The Purchaser confirms that it has not already formulated and does not as at the Effective Date contemplate making any Warranty Claim.

13.4 Where any Warranty refers to the knowledge information and belief of the Vendor or is made so far as the Vendor is aware or other similar qualification it undertakes that it has made all reasonable enquiry into the subject matter of the Warranty.

13.5 Each of the Warranties shall continue in full force and effect notwithstanding completion of this Agreement.

13.6 No failure to exercise and no delay in exercising on the part of the Purchaser any right or remedy in respect of any Warranty shall operate as a waiver of the right or remedy or the Warranty and a single or partial exercise of any right or remedy shall not preclude any other or further exercise of the right or remedy or the exercise of any other right or remedy.

13.7 No liability shall attach to the Vendor in respect of any Warrant Claim unless such Warranty Claim is (when aggregated with all other Warranty Claim or Warranty Claims previously made if any) in excess of Pound Sterling 25,000 and if the result of making any such Warranty Claim (aggregated with any other such Warranty Claim or Warranty Claims) would be that such sum is exceeded the Vendor shall (subject to the other provisions hereof) be liable for the whole of such Warranty Claim or Warranty Claims and not merely for the excess.

13.8 Claims against the Vendor shall be wholly barred and unenforceable unless notice thereof shall have been made in writing setting out the amount and brief particulars thereof prior to the expiry of eighteen months from the Effective Date.

13.9 Nothing in this Agreement shall in any way restrict or limit the general obligation of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach of Warranty by the Vendor.

13.10 The Purchaser acknowledges and declares that in entering into this Agreement it has not relied and is not relying on any warranties representations covenants undertakings indemnities or other statements whatsoever whether written or oral (and whether implied or otherwise) (collectively "Representations") other than those expressly set out or referred to in this Agreement and the Purchaser hereby irrevocably and unconditionally waives any right it may have to claim damages for or to rescind this Agreement by reason of any Representation not expressly set out in this Agreement unless such Representation was made fraudulently.

13.11 The total liability of the Vendor in respect of any claims under the Warranties shall be limited to the amount of Consideration actually received by the Vendor pursuant to this Agreement.

13.12 The Vendor shall have no liability in respect of any Warranty Claim to the extent that such Warranty Claim or the subject matter thereof:-

          (a) occurs or arises as a result of or is otherwise attributable to an act or omission after the Effective Date by the Purchaser otherwise in the ordinary course of business which could have been reasonably avoided; or

          (b) occurs or arises as a result of any legislation not in force at the Effective Date or as a result of any change in legislation made after the Effective Date which has a retrospective effect.

14.       Trade Names

14.1 Subject to clause 14.3 the Purchaser shall have the exclusive right to use the Trade Names in connection with the Business for a period of 6 months following the Effective Date provided always that the Purchaser at all times draws clear attention to the fact that the Business is owned by the Purchaser.

14.2 The Purchaser shall not use the name "Micromuse" or any derivative or variation thereto in connection with the Business in any manner which may be confused with the remaining business of the Vendor carried on by it immediately following the Effective Date and if the Vendor reasonably considers that the Purchaser is in breach of this sub-clause it shall notify the Purchaser of the same and may require the Purchaser to refrain from using the name "Micromuse" in such manner.

14.3 If the Purchaser does not take steps to comply with the Vendor's notice referred to in clause 14.2 within seven days of the receipt of the same the Purchaser shall automatically and without the need to serve any further notice cease to have the right referred to in clause 14.1 to use the Trade Names.

14.4 Notwithstanding the provisions of this clause the Vendor shall not at any time following the Effective Date use the Trade Names or any derivative or variation thereto in any manner or in any combination of words or phrases so as to infringe directly or indirectly upon the Goodwill or the Business.

14.5 The Vendor shall not and shall not permit or enable any other third party to use the Trade Name or any variation thereto for such time as the Purchaser is entitled to use the Trade Name in accordance with clause 14.1 in the United Kingdom.

15.       Future activities

15.1      The Vendor covenants and undertakes with the Purchaser that:-

15.1.1 it shall during the Option Period and at its own expense co-operate with assist and participate in the Purchaser's public relations and marketing activities in relation to the transfer of the Business and the Vendor shall use all reasonable endeavors to ensure the maximum possible benefit of the Business to the Purchaser including without limitation maintaining the level of sales turnover of the Business as at the

        Effective Date and by referring business where possible in addition to the foregoing matters;

15.1.2 it shall not at any time following the Effective Date disclose to any person firm association or company (except as required by law or disclosure to its professional advisers) any information as to the practice dealings management finances clients customers suppliers and affairs of the Business and the Assets or any business of the Purchaser carried on as at the Effective Date;

15.1.3 it shall not for a period of 2 years following the Effective Date either on its own account or through any other person directly or indirectly;-

        (a) make any announcements of any kind do or omit to do anything with the intention of in any way impeding or harming the development and profitability of the Business or the Purchaser or otherwise in bad faith;

        (b) solicit entice or procure any of the Transferring Employees to leave the employment of the Purchaser (whether or not such Transferring Employee would be in breach of his contract of employment);

        (c) solicit interfere with entice or procure any supplier in connection with the Business to cease or restrict any supplies to the Purchaser;

        (d) solicit interfere with or endeavour to entice away from the Purchaser any person firm association or company who is or has during the two years preceding the Effective Date been a client or customer of the Vendor in relation to the Business;

        (e) directly or indirectly engage in the United Kingdom and such other countries as the Vendor carries on the Business as at the Effective Date in any activity which competes directly or indirectly the Business or any material part of it.

15.2    The Purchaser covenants and undertakes with the Vendor that:-

15.2.1 it shall during the Option Period refer business where possible to the Vendor in relation to its Netcool business as carried on as at the Effective Date;

15.2.2 it shall not at any time following the Effective Date disclose to any person firm association or company (except as required by law or disclosure to its professional advisors) any information as to the practice dealings management finances clients customers suppliers and affairs of the business of the Vendor carried on as at the Effective Date;

15.2.3 it shall not for a period of 2 years following the Effective Date either on its own account or through any other person directly or indirectly solicit entice or procure any of the Excluded Employees to leave the employment of the Vendor (whether or not such Excluded Employee would be in breach of his contract of employment);

15.4 Subject to the provisions of clause 15.1 for the avoidance of doubt a number of customers clients or contacts of the Vendor in relation to the Business are also customers clients or contacts of the Vendor in relation to the Vendor's other business carried on as at the Effective Date and following the Effective Date the Vendor may continue to supply software developed by the Vendor and/or perform any other services other than in relation to or competing with the Business to and/or for such customers clients or contacts.

15.5 The Vendor and the Purchaser agree that the covenants and undertakings contained in clauses 15.1 15.2 and 15.8 are reasonable and are entered into for the purpose of protecting the respective goodwill and businesses of the Vendor and the Purchaser.

15.6 Each covenant and undertaking contained in clauses 15.1 15.2 and 15.8 shall be construed as a separate covenant and undertaking and if one or more of them is or are held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining covenants and undertakings shall continue to bind the relevant party.

15.7 If any covenant or undertaking contained in clauses 15.1 15.2 and 15.8 were void but would be valid if the period of application were reduced or if some part of the covenant or undertaking were deleted it shall apply with such modification as may be necessary to make it valid.

15.8 The Vendor shall promptly refer to the Purchaser all enquiries relating to the Business received during the Option Period including enquiries relating to orders for any stocks spare parts accessories other equipment and services sold or supplied in connection with the Business.

15.9 The parties shall procure that all of its holding companies and subsidiaries and all subsidiaries of such holding companies (as such terms are defined in section 736 of the Companies Act 1985) and all of their respective associated companies (as such term is defined in section 416(1) of the Income and Corporation Taxes Act 1988) from time to time shall comply with the covenants and undertakings contained in this clause 15 (other than in relation to clauses 15.1.1 and 15.2.1).

16.       Copyright and Information

16.1 The Vendor acknowledges that it owns certain copyright in software written for customers of the Business and in written documents produced by employees employed in the Business (together "Copyright"). The Vendor hereby assigns such right title and interest, in the Copyright as it has to the Purchaser and the Copyright shall form part of the Assets.

16.2 The Vendor shall preserve all information records and other documents insofar as they relate to the Excluded Assets for a period of not less than 3 years following the Effective Date and upon reasonable notice by the Purchaser make such information records and documents available for inspection and copying by the Purchaser or its authorised agents at reasonable times during normal business hours at the Purchaser's cost.

17.       Announcements
          No announcement of any kind shall be made in respect of the subject matter of this Agreement except as specifically agreed in writing between the Vendor and the Purchaser.

18.       Costs
          All expenses incurred by or on behalf of the parties including all fees of agents representatives solicitors and accountants employed or engaged by either of the parties in connection with the negotiation preparation and execution of this Agreement shall be borne solely by the party which incurred them.

19.       Guarantee
          In further consideration of the obligations of the Vendor hereunder the Guarantor hereby guarantees and undertakes to the Vendor in respect of the Purchaser that the Purchaser will pay the Deferred Consideration (if payable) in accordance with the terms of this Agreement in the event that the Purchaser fails to pay the same when due.

20.       Communications

20.1 All communications between the parties with respect to this Agreement shall be delivered by hand or sent by first class post to the address of the addressee as set out in this Agreement or to such other address as the addressee may from time to time have notified for the purpose of this clause or sent by facsimile transmission (with confirmation sent by first class post within 24 hours).

20.2      Communications shall be deemed to have been received:-

20.2.1 if sent by first class post--3 business days after posting exclusive of the day of posting;

20.2.2    if delivered by hand--on the day of delivery;

20.2.3    if sent by facsimile transmission--at the time of transmission.

20.3 Communications addressed to the Vendor shall be marked for the attention of Mr Stephen Allott. Communications addressed to the Purchaser shall be marked for the attention of Mr Charles Garvey.

20.4      In proving service:-

20.4.1 by delivery by hand--it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

20.4.2 by post or facsimile transmission--it shall be necessary only to prove that the communication or letter of confirmation was contained in an envelope which was duly addressed and posted in accordance with this clause.

21.         Entire agreement and Schedules
            ------------------------------
21.1 This Agreement and the Schedules shall constitute the entire agreement and understanding between the parties with respect to all matters which are referred to herein.

21.2        All the Schedules form part of this Agreement.

21.3 This Agreement shall be binding upon each party's successors and assigns

22.         Invalidity
            ----------
            If any term or provision in this Agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law that term or provision or part shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

23.         Proper law
            ----------
            The construction validity and performance of this Agreement shall be governed by the laws of England and the parties submit to the non-exclusive jurisdiction of the High Court in London.

24.         Non-Assignment
            --------------
            The benefits rights covenants undertaking and obligations of the parties under this Agreement shall not be assigned charged or mortgaged in whole or in part without the prior written consent of the other of them.

IN WITNESS whereof the parties have duly executed this Agreement as a deed the day and year first above written.

List of Schedules                      List of Appendices
-----------------                      ------------------

1.  Consideration/Apportionment        1.  Customer Contracts
2.  Licence of Property Terms          2.  Supply Contracts
3.  Terms of consultancy               3.  Maintenance Contracts and Multi
4.  Warranties                             Year Maintenance Contracts
                                       4.  Transferring Employees (part 1) and
                                           Excluded Employees (part 2)
                                       5.  Letter from Mr. Beken
                                       6.  List of companies

                                   SCHEDULE 1
                          Consideration/apportionment

Item                             (if payable pursuant    (if payable pursuant
----                                 to clause 8)             to clause 9)
                                 --------------------    --------------------
                         $                $                        $
Goodwill:             499,998          250,000                  250,000
Customer Lists:             1             --                       --
Contracts:                  1             --                       --
                      -------          -------                  -------
Sub totals:           500,000          250,000                  250,000
                      -------          -------                  -------
Total: $1,000,000

                                   SCHEDULE 2

               Provisions relating to the licence of the Property

1. The provisions of this Schedule 2 shall apply with respect to the Purchaser's rights as licensee to occupy the Property during the Option Period:-

1.1 the Vendor hereby grants a licence to the Purchaser to enter the Property and to exclusively occupy the same as the licensee of the Vendor in consideration of the licence fee set out below;

1.2 the Purchaser may carry on the Business from the Property for its own account and the Vendor shall permit all of the Transferring Employees and up to three other employees of the Purchaser to continue to operate the Business from the Property free from interruption and hindrance;

1.3 the Vendor shall make available to the Purchaser all normal and usual office and reception facilities and services including telephones and fax lines office and computer furniture equipment hardware and software used in the Business but other than fax and photocopying machines;

1.4 subject to paragraph 1.5 below the Vendor shall continue to be responsible for and shall indemnify and keep indemnified the Purchaser against all rent rates service charges water rates insurance premiums gas electricity telephone and other outgoings of whatsoever nature;

1.5 during its occupation of the Property the Purchaser shall pay the Vendor a licence fee of pound sterling 3,333 per month inclusive of all contributions towards all outgoings of any nature including without limitation all telephone charges and all the facilities referred to in paragraph 1.3 above but exclusive of VAT and which shall be payable monthly in advance commencing from the Effective Date.

2. The Vendor shall retain and use the telephone number 0181 875 9500 (the "Original Telephone Number") but the Vendor shall at its cost install tie lines at the Property to enable all telephone calls the Vendor receives on the Original Telephone Number relating to the Business to be transferred to employees of the Purchaser located at the Property and the Purchaser's other place of business at Hounslow.

3. The Purchaser hereby acknowledges that the licence granted to the Purchaser pursuant to this Agreement to occupy the Property constitutes a technical breach of the terms of lease relating to the Property. In the event that the Vendor receives a written notification from the landlord during the Option Period requiring the Purchaser or the Vendor to vacate the Property:-

3.1 the Vendor shall promptly provide the Purchaser with a copy of such notification;

3.2 the Vendor shall at its cost use all reasonable endeavours and negotiate in good faith with the landlord to allow the Purchaser to continue in occupation of the Property upon the terms contained in this Schedule 2 and shall inform the Purchaser at all times of the progress of and allow the Purchaser (if it so desires) to participate in such negotiations;

3.3 if the landlord refuses permission for the Purchaser to continue to occupy the Property during the Option Period the Purchaser shall be obliged to vacate the Property within any time limit set by the landlord provided that the Vendor promptly re-imburses the Purchaser;-

    (a) such part of the licence fee as relates to the period during which the Purchaser does not occupy the Property; and
    (b) one half of all and any costs exceeding pound sterling 3,333 per month which the Purchaser is required to pay by way of rental or licence fee (as appropriate) during the remainder of the Option Period which costs for the avoidance of doubt shall include the costs of the facilities referred to paragraph 1.3 above.

3.4 The Purchaser having due regard to the above agrees during the licence period not to erect any signs bearing the "Horizon" name nor to take any steps that are likely to draw attention to the licencing arrangements hereby agreed.

                                   SCHEDULE 3

                        Terms of consultancy of Mr Beken

1. The Vendor shall provide general consultancy services to the Purchaser upon the terms of this Schedule 3 for a period of 6 months commencing on the Effective Date ("consultancy period") for the purposes of ensuring the smooth and uninterrupted transfer of the Business to the Purchaser such services to include but not limited to liaising with customers and such other general consultancy services as the Purchaser may reasonably require from time to time.

2. The Vendor shall procure that Mr Beken (and only Mr Beken) shall provide the consultancy services and that he sign and deliver to the Purchaser on the Effective Date a letter in the form contained in Appendix 5.

3. Mr Beken shall continue to be an employee of the Vendor at all times during the consultancy period and his salary benefits and other emoluments shall be paid by the Vendor both during and following the expiry or termination of the consultancy period.

4. The Vendor agrees with the Purchaser that it will not terminate Mr Beken's employment during the consultancy period save in circumstances which justify his summary dismissal and in such an event the Vendor shall notify the Purchaser at least 24 hours before it summarily dismisses Mr Beken and provide details of the reasons for such dismissal.

5. The Purchaser may terminate the consultancy period immediately if Mr Beken commits any act or makes any omission which would justify his dismissal if he were employed by the Purchaser on its standard terms and conditions of employment.

6. If Mr Beken ceases to be employed by the Vendor for any reason the Purchaser may immediately terminate the consultancy period.

7. The consultancy period may be terminated by the Purchaser at any time upon giving the Vendor not less than 1 week's prior notice.

8. During the consultancy period the Purchaser shall pay the Vendor a fee of Pound Sterling 7,500 per month (pro rata where the consultancy period commences expires or terminates other than at the end of a month) exclusive of VAT payable monthly in arrears on the last day of each month upon receipt of valid VAT invoices therefor. Such fee shall be inclusive of all expenses incurred by the Vendor in connection with the consultancy arrangement hereunder save for expenses incurred by Mr Beken in the proper performance of the consultancy services hereunder which expenses have been previously approved by the Purchaser in writing.

                                   SCHEDULE 4

                                   Warranties

1.     ASSETS

1.1    Ownership of Assets

1.1.1 The Vendor has good title to all the Assets and owns absolutely all the Assets with full title guarantee free from all encumbrances.

1.1.2 The Vendor has not disposed of or agreed to dispose of or granted or agreed to grant any security or other encumbrance in respect of any of the Assets that remains outstanding at the Effective Date.

1.1.3 None of the Assets is subject to and there is no agreement or commitment to give or create any option lien or encumbrance.

1.1.4 None of the Assets has been purchased on terms that property does not pass to the Vendor until full payment is made by it to the supplier.

1.1.5 There has been no exercise purported exercise or claim for any charge lien encumbrance or equity over any of the Assets and there is no dispute directly or indirectly relating to any of the Assets.

2.     TRADING

2.1    Litigation

2.1.1 The Vendor is not relation to the Business engaged in any litigation or arbitration proceedings as plaintiff or defendant except for debt collection of sums not exceeding an aggregate of pound sterling 1,000 and there are no such proceedings pending or so far as the Vendor is aware threatened either by or against the Vendor affecting the Business and so far as the Vendor is aware there are no facts which are likely to give rise to any litigation arbitration or customer disputes.

2.1.2 No threat or claim of default under any of the Contracts or any other agreement obligation or arrangement to which the Vendor is a party relating to the Business or the Assets has been made and is outstanding against the Vendor and the Vendor is not aware of any circumstances whereby any of the Contracts may be terminated or rescinded by any other party or the terms may be worsened as against the Vendor or the Purchaser of the Business or the Assets may be prejudiced.

2.2    Vendor's activities

2.2.1 The Vendor is entitled to enter into and carry out the provisions of this Agreement and has full power and authority to sell the Assets to the Purchaser without obtaining the consent of any third party.

2.2.2 Compliance with the terms of this Agreement and any document entered into by the Vendor in accordance with it does not and will not conflict with or result in a breach of any of the provisions of the Vendor's Memorandum or Articles of Association.

2.2.3 The Vendor has at all times carried on the Business in accordance with its Memorandum and Articles of Association for the time being in force and so far as the Vendor is aware all other documents to which it is currently has been a party and which relate to the Business.

2.2.4 Compliance with the terms of this Agreement does not conflict with result in the breach of or constitute a default under the terms conditions or provisions of any agreement or instrument to which the Vendor is now a party relating to the Business save as regards any Contract incorporating any prohibition or restriction on assignment which has been disclosed in the Disclosures.

3.        CONTRACTS
          Disclosure of Contracts
          Save as disclosed in the Disclosures the Contracts constitute all the contracts and other engagements whether written or oral referable to the Business to which the Vendor is now a party.

4.        EMPLOYMENT

4.1       Transferring Employees

4.1.1 The Transferring Employees and the Excluded Employees listed in part 2 of Appendix 4 comprise all the persons now employed by the Vendor in relation to the Business.

4.1.2 No Transferring Employee has given or received notice terminating his employment and no Transferring Employee will be entitled to give notice as a result of this Agreement other than as a consequence of the Regulations.

4.1.3 The Vendor has not offered a contract of employment or services to any person in connection with the Business which is to commence on or after the Effective Date.

4.2       Terms of employment

4.2.1 True and accurate particulars of the terms and conditions of employment of all the Transferring Employees including without limitation ages length of service rates of remuneration notice periods accrued holiday pay bonus profit sharing commission and discretionary bonus arrangements are set out in Appendix 4 and/or the Disclosures.

4.2.2 Save as disclosed in the Disclosures there are no schemes in operation by or in relation to the Vendor whereunder any Transferring Employee is entitled to any shares or a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover profits or sales of the Business.

4.2.3 The Vendor has properly operated the Pay As You Earn system and deducted income tax as required by law from all payments to or treated as made to any Transferring Employee and accounted to the Inland Revenue for all tax so deducted and all tax chargeable on any benefits provided to the Transferring Employees at any time by the Vendor in accordance with applicable legislation.

4.2.4 The Vendor has deducted and paid all National Insurance contributions for which it is liable in respect of the Transferring Employees.

4.2.5 There are no Transferring Employees to whom the Vendor has issued credit cards or charge cards or provided similar facilities.

4.3       Industrial disputes and agreements

4.3.1 None of the Transferring Employees is involved in any industrial dispute and to the best of the Vendor's knowledge information and belief there are no circumstances which may result in any industrial dispute involving any Transferring Employees and none of the provisions of this Agreement including the identity of the Purchaser may lead to any industrial dispute.

4.3.2 No liability has been incurred by the Vendor and not yet discharged for breach of any contract of service or employment or for redundancy payments (including without limitation protective awards) or for damages or compensation for wrongful or unfair dismissal or otherwise or for failure to comply with any order for reinstatement or re-engagement of any employee engaged in connection with the Business or for the actual or proposed termination or suspension of employment or variation of any contract of employment or in each cash any Transferring Employee or any Excluded Employee listed in part 2 of Appendix 4.

4.3.3 The Vendor has in relation to each Transferring Employee complied in all material respects with all obligations imposed on it by all statutes regulations and codes of conduct and practice relevant to relations between it and each Employee (including without limitation any obligations under any health and safety legislation or any legislation relating to the environment).

4.3.4 The Vendor has not entered into any recognition agreement with a trade union and has not done anything which might be construed as recognition.

4.4       Pensions
          The Vendor is not under any legal or moral liability or obligation or ex-gratis arrangement or promise to pay pensions gratuities superannuation allowances or the like to any of the Transferring Employees.

5.        GENERAL

          Material information
          All written information contained in the Agreed Bundle was when given and remains true and accurate in all material respects and the Vendor has not withheld any information from the Purchaser of which it has actual or constructive knowledge of which is material in the context of the acquisition hereunder.

Executed as a deed by Micromuse plc       )
acting by two directors/director          )
and secretary:-                           )

                                             /s/ Stephen A. Allott
                                             ------------------------------
                                             Director

                                             /s/ Anthony Beken
                                             ------------------------------
                                             Director/Secretary


Executed as a deed by Horizon Open        )
Systems (UK) Limited acting by two        )
directors/director and secretary:-        )

                                             /s/ Charles Garvey
                                             ------------------------------
                                             Director

                                             /s/ [sig]
                                             ------------------------------
                                             Director/Secretary


Executed as a deed by Horizon Computer    )
Services Limited acting by two directors/ )
director and secretary:-                  )

                                             /s/ Charles Garvey
                                             ------------------------------
                                             Director

                                             /s/ [sig]
                                             ------------------------------
                                             Director/Secretary

APPENDIX 1

Customer Contracts
This appendix consists of copies of purchase orders, order acknowledgments and Horizon warranty listings covered under the agreement.

APPENDIX 2

Supply Contracts
This appendix consists of a listing of supply contracts covered under the agreement.

APPENDIX 3

Maintenance Contracts and Multi Year Maintenance Contracts
This appendix consists of a listing of maintenance and multi-year maintenance contracts to determine which invoices are payable to the purchaser.

APPENDIX 4

This appendix lists which employees are to be transferred and which employees are to be excluded under the agreement.

APPENDIX 5

Terms of the provision of consultancy services to Horizon Open Systems (UK)
  Limited
This appendix lists the terms under which Micromuse is to provide consultancy services to Horizon Open Systems.

APPENDIX 6

This appendix lists the names of companies.

Micromuse Inc. hereby agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.


                                         MICROMUSE INC.



                                         By:
                                             -------------------------------
                                             Name:  Stephen A. Allott
                                             Title: Chief Financial Officer